Exhibit 99.1

April 27, 2016

For more information contact

Stephen P. Wilson, Chairman

Steve P. Foster, CEO & President

at 800-344-BANK

TO ALL MEDIA:

FOR IMMEDIATE RELEASE

RE:   Valerie S. Krueckeberg elected to LCNB Corp. Board of Directors

Lebanon, Ohio:  LCNB Corp. (Symbol: LCNB) At the Annual Meeting of Shareholders of LCNB Corp. held Tuesday, April 26, 2016, Valerie S. Krueckeberg was elected to serve on the Board of Directors of LCNB Corp. and LCNB National Bank, its wholly-owned subsidiary.

Ms. Krueckeberg is a Certified Public Accountant. Through her firm, she provides a variety of finance and accounting advisory and consulting services to her clients. Prior to starting her firm, she was a Partner at KPMG LLP. She has previously served as a Board member and Audit Committee chairperson for Kenra, Ltd, Board member and Interim Executive Director of The Children’s Theatre of Cincinnati, Inc., and Interim Controller for Medpace, Inc.

Ms. Krueckeberg is the current chairperson of The Ohio CPA Foundation Board of Trustees and is a member of the Ohio Society of Certified Public Accounts and the American Institute of Certified Public Accountants. The Miami University graduate serves on the Miami University Accountancy Advisory Group and is an active volunteer for Mason, Ohio, city schools.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned, FDIC insured subsidiary with 36 offices located in Butler, Clinton, Clermont, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.